Exhibit 11
Statements Re: Computation of Per Share Earnings

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(Dollars in millions except share data)	2005	2004	2005	2004

Numerator:
Net income—basic and diluted	$117	$90	$419	$392

Denominator:
Weighted-average common shares outstanding	174,811,150	176,560,275	175,194,545	176,655,084
Effect of stock options	1,995,117	1,842,492	2,018,132	1,891,053

Adjusted weighted-average shares	176,806,267	178,402,767	177,212,677	178,546,137

Earnings per share:
Basic	$0.67	$0.51	$2.39	$2.22
Diluted	$0.66	$0.50	$2.37	$2.19
Anti-Dilutive Securities
Certain option shares were not included in the computation of diluted earnings per share for the three-month and nine-month periods ended September 30, 2005 and 2004, since inclusion of these option shares would have anti-dilutive effects, as the options’ exercise prices exceeded the respective average market prices of the company’s shares.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2005	2004	2005	2004

Number of anti-dilutive option shares	1,746,182	264,602	1,481,578	264,602

Exercise prices	$41.14 - 41.62	$41.14	$41.62	$41.14

Cincinnati Financial Corporation
42	Form 10-Q for the quarter ended September 30, 2005